Exhibit 99.1

Kona Grill Opens New Restaurant in Boise, Idaho

- Company Reignites Growth with First Restaurant Opening Since 2010 -

SCOTTSDALE, AZ, October 21, 2013 ─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, opened its newest restaurant in the Boise metropolitan area. The new restaurant is located in Meridian, Idaho at The Village at Meridian, a 500,000 square foot lifestyle center that includes retail, entertainment, restaurant and office space.

"We're excited to bring the Kona Grill experience to the greater Boise area with our new restaurant at The Village at Meridian,” said Berke Bakay, president and CEO of Kona Grill. "We are pleased with the restaurant’s opening weekend of sales and have received great guest feedback regarding the food, ambiance and design. This restaurant features our new design and décor, which we believe resonates well with our concept and guests. The restaurant includes signature elements such as an indoor-outdoor bar, outdoor patio with a great view of the center’s Bellagio-style fountains and saltwater aquarium.”

The Boise restaurant is Kona Grill’s first restaurant opening as part of its recently announced plan to double the Company’s sales over the next five years, which translates to an approximate 15% compounded annual growth rate. The Company also expects to open a restaurant in The Woodlands, Texas later this year.

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 24 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio) and Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com